CUSIP NO.  617439104
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                                    EXHIBIT B

                   Transactions in Common Stock of The Company
                           Within the Last Sixty Days



                     No. of Shares
 Trade Dates         Purchased/Sold           Cost Per Share           Type
 -----------         --------------           --------------           ----
   6/19/98               12,000                   4.863                 P
   6/22/98               15,000                   4.821                 P
   6/23/98               22,500                   4.800                 P
   7/24/98               20,000                   4.699                 P
   8/12/98              330,000                   3.175                 P
   8/12/98               56,100                   3.405                 P
   8/13/98               19,400                   3.415                 P

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